EXHIBIT 10.2.3

CALPINE CORPORATION

CHIEF EXECUTIVE OFFICER
NON-QUALIFIED STOCK OPTION AGREEMENT
(Pursuant to the 2008 Equity Incentive Plan)

This OPTION is granted on March 25, 2008 (the "Grant Date"), by Calpine Corporation, a Delaware corporation (the "Corporation"), to Robert P. May (the "Grantee") pursuant to this Non-Qualified Stock Option Agreement ("Stock Option Agreement").

1.            RELEASE.  For and in consideration of the Option granted under this Stock Option Agreement, Grantee on Grantee's own behalf and on behalf of Grantee's related persons, KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES the Corporation from any and all claims, obligations or liabilities related to Grantee's right to purchase 348,700 shares of Corporation's Common Stock as set forth in the Chief Executive Officer Emergence Non-Qualified Stock Option Agreement wherein the stated "Grant Date" was January 31, 2008 ("Former Option"), and Grantee does hereby surrender and release to the Corporation the option to purchase 348,700 shares of Common Stock and any and all other rights under the Former Option.

2.            GRANT OF OPTION.  The Corporation hereby grants to the Grantee the irrevocable Option to purchase, on the terms and subject to the conditions set forth herein and in the Plan (as defined below), up to 325,500 fully paid and nonassessable shares ("Total Shares") of the Corporation's Common Stock, par value $.001 per share, at the option price of $17.53 per share, being not less than 100% of the fair market value of such Common Stock on the Grant Date.

The Option is granted pursuant to the Corporation's 2008 Equity Incentive Plan (the "Plan"), a copy of which is attached hereto. The Option is subject in its entirety to all the applicable provisions of the Plan as in effect on the Grant Date, which are hereby incorporated herein by reference.  The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.  Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms not otherwise defined herein shall have the same definitions as provided in the Plan.

3.            PERIOD OF OPTION.  The period of the Option shall commence on the Grant Date and expire on the tenth (10th) anniversary of the Grant Date ("Option Period").  Notwithstanding the provisions of Section 4 below, the Option shall become exercisable as set forth in (a) and (b) below:

(a)           If the Corporation terminates the Grantee's employment or service with the Corporation before 5:00 p.m. Central Time on December 31, 2008 without "Cause" (as defined in the Plan) or if the Grantee terminates his employment or service with the Corporation before 5:00 p.m. Central Time on December 31, 2008 for "Good Reason" (as defined in Exhibit "A" attached hereto), then the entire Option shall be immediately exercisable thereafter until the end of the Option Period; and

(b)           If the Grantee's employment or service with the Corporation terminates by reason of the Grantee's death prior to 5:00 p.m. Central Time on December 31, 2008, then the entire Option shall be immediately exercisable thereafter until December 31, 2009, whereupon any unexercised portion of the Option shall terminate.

The provisions of Section 13(a) of the Plan are not incorporated herein and shall not apply to the Option.

Except as provided in Sections 3(a) and (b) above, the Option (or any lesser amount thereof) may be exercised after 5:00 p.m. Central Time on December 31, 2008 as set forth in Section 4 below, from time to time during the remaining Option Period with regard to the number of Total Shares.

4.            EXERCISE OF OPTION.  Except as provided in Sections 3(a) and 3(b) above, the Option is exercisable ("vested") after 5:00 p.m. Central Time on December 31, 2008, provided the Grantee has been continuously employed by the Corporation for the period beginning on the Grant Date and ending at 5:00 p.m. Central Time on December 31, 2008.  Continuous employment includes any paid leaves of absence, but does not include any unpaid leaves of absence.  Except as provided in Sections 3(a) and (b) above, if the Grantee is not continuously employed from the Grant Date until 5 p.m. Central Time on December 31, 2008, then, upon the Grantee's termination of employment or service with the Corporation, the entire Option shall immediately terminate.

5.            SECURITIES ACT REQUIREMENTS.  In addition to the requirements set forth herein and in the Plan, (i) the Option shall not be exercisable in whole or in part, and the Corporation shall not be obligated to issue any shares of Common Stock subject to any such Option, if such exercise and sale or issuance would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 (the "1933 Act") or other Federal or state statutes having similar requirements, as they may be in effect at that time; and (ii) each Option shall be subject to the further requirement that, at any time that the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares of Common Stock subject to such Option under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

6.            METHOD OF EXERCISE OF OPTION.  Subject to the provisions of the Plan and Sections 3 and 4 hereof, the exercise price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by certified or bank check at the time the Option is exercised or (ii) in the discretion of the Committee, upon such terms as the Committee shall approve, the exercise price may be paid:  (A) by delivery to the Corporation of other Common Stock, duly endorsed for transfer to the Corporation, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Grantee identifies for delivery specific shares of Common Stock that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (B) a “cashless” exercise program established with a broker; (C) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise, or (D) in any other form of legal consideration that may be acceptable to the Committee.  The purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Corporation of other Common Stock acquired, directly or indirectly from the Corporation, shall be paid only by shares of the Common Stock of the Corporation that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).  Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by Grantee that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Corporation, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) shall be prohibited with respect to this award.

7.            TRANSFERABILITY.  The Option is not transferable otherwise than by will or pursuant to the laws of descent and distribution, and is exercisable during the Grantee's lifetime only by the Grantee.

8.            BINDING AGREEMENT.  This Stock Option Agreement shall be binding upon and shall inure to the benefit of any successor or assign of the Corporation, and, to the extent herein provided, shall be binding upon and inure to the benefit of the Grantee's beneficiary or legal representatives, as they case may be.

9.            ENTIRE AGREEMENT.  This Stock Option Agreement and the Plan set forth the entire agreement of the parties with respect to the Option granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

10.         ELECTRONIC DELIVERY AND SIGNATURES.  The Corporation may, in its sole discretion, decide to deliver any documents related to the Option or to participation in the Plan or to future options that may be granted under the Plan by electronic means or to request the Grantee's consent to participate in the Plan by electronic means.  Grantee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.  If the Corporation establishes procedures of an electronic signature system for delivery and acceptance of Plan documents (including any Award Agreement like this Option), the Grantee hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

11.         WITHHOLDING OF TAX.  To the extent that the exercise of the Option or the disposition of shares of Corporation's Common Stock acquired by exercise of the Option results in compensation income to the Grantee for federal or state income tax purposes, the Grantee shall pay to the Corporation at the time of such exercise or disposition such amount of money or, if the Corporation so determines, shares of Common Stock, as the Corporation may require to meet its obligation under applicable tax laws or regulations and, if the Grantee fails to do so, the Corporation is authorized to withhold from any cash remuneration then or thereafter payable to the Grantee, any tax required to be withheld by reason of such resulting compensation income or the Corporation may otherwise refuse to issue or transfer any shares otherwise required to be issued or transferred pursuant to the terms hereof.

12.         ADJUSTMENTS/CHANGES IN CAPITALIZATION.  This award is subject to the adjustment provisions set forth in the Plan.

Subject to Section 10 above, if the foregoing is in accordance with your understanding and approved by you, please so confirm by signing and returning the duplicate of this Stock Option Agreement enclosed for that purpose.

CALPINE CORPORATION

By:	/s/ Gregory L. Doody
Gregory L. Doody
Executive Vice President,
General Counsel and Secretary

The foregoing is in accordance with my understanding and is hereby confirmed and agreed to as of the Grant Date.

/s/ Robert P. May
Robert P. May

Exhibit A

"Good Reason" shall mean, when used with reference to any Employee, any of the following actions or failures to act, but in each case only if it occurs while such Employee is employed by the Company and then only if it is not consented to by such Employee in writing:

(1)           assignment of a position that is of a lesser rank than held by the Employee prior to the assignment and that results in such Employee ceasing to be an executive officer of a company with securities registered under the Securities Exchange Act of 1934;

(2)           a material reduction in such Employee's base salary or target bonus opportunity (including an adverse change in performance criteria or a decrease in ultimate target bonus opportunity) in effect the day prior to the Effective Date of the Plan; or

(3)           any change of more than fifty (50) miles in the location of the principal place of employment of such Employee immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute "Good Reason" with respect to any Employee if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Employee (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the sixtieth (60th) day following the later of the occurrence of such action or the Employee's knowledge thereof, unless such Employee has given the Company written notice thereof prior to such date.

Exhibit A-1